UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2003

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 7. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 4, 2003

Item 12.  Disclosure of Results of Operations and Financial Condition.

        On August 4, 2003, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and six months ended June 30, 2003.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 4, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: August 4, 2003	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH MAINTAINS PROFITABILITY AND GENERATES STRONG
CASH FLOW IN SECOND QUARTER

*4th Consecutive Quarter of Gross Margin Improvement
*Second Quarter Results at Higher End of Management's Previous Guidance

Flanders, NJ, August 4, 2003 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the second quarter ended June 30, 2003.

Highlights for the second quarter include:

  Revenue of $13.9 million, increases 6% year-over-year
  Maintains profitability with EPS of $0.02
  Strengthening balance sheet supported by $7 million increase in cash and marketable securities to $77.6 million

 Discussing the second quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"We are pleased with our results, especially given where we are at this stage of the industry's recovery.  We have continued to execute on our strategy of investing significant resources in R&D, balanced with the need for prudent cost management to maintain the Company's strong heritage of profitability.  Throughout the down cycle, we have continued to invest in our development of leading-edge tools that meet our customers' needs and, as a result, we strongly believe that Rudolph's "Best-in-class" offerings in each of our product families will enable us to outperform the market when end-user demand returns to normalized levels.  At the recent SEMICON West trade show we featured this product innovation as we rolled out new product offerings in each of our chosen 4 metrology niches.  Our balance sheet - highlighted by an increased cash and marketable securities position - enables us to keep this momentum of product innovation and infrastructure growth at a time when others are struggling."

The Company's second quarter revenue totaled $13.9 million, an increase of 6% compared to $13.1 million for the second quarter of 2002.   Consistent with previous guidance, the second quarter was down 4% on a sequential basis, compared to $14.5 million in the first quarter of 2003.  During the second quarter, international sales represented approximately 75% of revenue while domestic sales accounted for 25%.  Approximately two-thirds of the Company's second quarter revenue was from 300 millimeter tools.

The Company continued its strong heritage of maintaining profitability as second quarter net income totaled $286,000, or $0.02 per diluted share compared to net income of $175,000, or $0.01 per diluted share for the 2003 first quarter.  The Company reported net income of $656,000 or $0.04 per diluted share for the 2002 second quarter.

Second quarter gross margin was 43%, up from 42% in the 2003 first quarter.  This is also higher compared to a gross margin of 41% in the 2002 second quarter.  The year-over-year increase in gross margin is due in part to licensing revenues from the Yield Metrology Group related to certain inspection technology.  The average tool selling prices continue to be strong at over $900 thousand year to date.

Research & development (R&D) expensed for the second quarter totaled $3.2 million, compared to $3.4 million in the first quarter of 2003, and $2.5 million in the year ago period.  As a percentage of revenue, R&D was 23%, compared to 24% last quarter, and 19% in the same quarter last year.  The year-over-year increased R&D is primarily due to the engineering team acquired as part of the Yield Metrology Group acquisition, which accounted for 3% of the increase, and the formation of the Company's Integrated Metrology Group in the second quarter of 2002.  These increases were partially offset by cost reduction initiatives that were implemented at the end of the first quarter of 2003, which reduced second quarter 2003 R&D expense.  The sequential decrease in R&D is primarily due to company-wide cost reduction efforts and timing of research related expenditures.

Selling, general & administrative (S,G&A) expenses for the second quarter totaled $2.5 million, compared to $2.9 million in the first quarter of 2003, and $2.2 million in the prior year period.  As a percentage of revenue, S,G&A was 18% in the 2003 second quarter compared to 20% in the 2003 first quarter and 17% for the prior year period.  The cost reduction efforts were the primary cause of the sequential decrease in S,G&A.  Administrative costs associated with YMG were the primary cause of the year-over-year increase in absolute dollars.

Balance Sheet Strength

At June 30, 2003, the Company's cash and marketable securities totaled $77.6 million increasing by $7.0 million during the second quarter.  Working capital changed slightly from March 31, 2003 increasing to $107.5 million.

Outlook

The Company is currently anticipating revenue for the third quarter ending September 30, 2003 to be sequentially flat compared to that of the 2003 second quarter revenue of $13.9 million.  The Company is anticipating diluted earnings per share to be equal to that of the 2003 second quarter of $0.02, plus or minus one penny.

"As a result of our continued success at the engineering design level, and based on the type of discussions we are currently having, we are cautiously optimistic that by the end of this year we will begin to see some positive developments, in terms of receiving production level tool orders from several of the high-profile projects that are currently under development," commented McLaughlin.   "We are currently anticipating order activity to pick up substantially later this year leading to increased revenue in the first half of 2004."

Conference call

Rudolph Technologies will be hosting a conference call today at 4:45PM EDT.  A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com.  To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers.  The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process.  Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth.  The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the third quarter of 2003.  Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of the slowdown in the overall economy and the uncertainty of the current global political environment and the potential for terrorist attacks, the potential business disruptions due to infectious diseases such as SARS, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules.  Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements.  The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Risk Factors" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2002.  These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission.  Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000)

	June 30,	December 31,
	2003 (Unaudited)	2002
ASSETS
Current assets
Cash and marketable securities	$ 77,606	$ 73,270
Accounts receivable, net	14,074	16,142
Inventories	27,338	30,488
Prepaid and other assets	2,713	4,033
Total current assets	121,731	123,933
Net property, plant and equipment	6,985	7,454
Intangibles	24,027	24,465
Other assets	6,034	6,111
Total assets	$ 158,777	$ 161,963

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 4,216	$ 6,502
Other current liabilities	10,026	11,380
Total current liabilities	14,242	17,882
Stockholders' equity	144,535	144,081
Total liabilities & stockholders' equity	$ 158,777	$ 161,963

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) - ($000)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Revenues	$ 13,931	$ 13,118	$ 28,436	$ 25,156
Cost of revenues	8,003	7,737	16,392	14,612
Gross profit	5,928	5,381	12,044	10,544
Operating expenses:
Research & development	3,211	2,536	6,649	4,958
Selling, general & administrative	2,531	2,178	5,404	4,587
Amortization	219	64	438	128
Total operating expenses	5,961	4,778	12,491	9,673
Operating income/(loss)	(33)	603	(447)	871
Interest income and other, net	405	416	1,047	843
Provision for income taxes	86	363	139	610
Net income	$ 286	$ 656	$ 461	$ 1,104

Net income per share:

Basic	$ 0.02	$ 0.04	$ 0.03	$ 0.07
Diluted	$ 0.02	$ 0.04	$ 0.03	$ 0.07

Weighted average shares outstanding:

Basic	16,356,886	16,179,502	16,344,049	16,163,240
Diluted	16,555,981	16,722,438	16,550,513	16,790,226

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